Exhibit 5.3

                        [Letterhead of McKee Nelson LLP]



                                                                 January 4, 2007

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004

      Re:   GS Mortgage Securities Corp.,
            Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as special counsel for GS Mortgage Securities Corp., a Delaware corporation (the "Company"), in connection with the offering from time to time of the Company's Mortgage Loan Asset Backed Notes (the "Notes") in one or more series (each, a "Series"). A Registration Statement of the Company on Form S-3 relating to the Notes has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the prospectus related to the Registration Statement, as supplemented by a prospectus supplement dated (the "Base Prospectus" and the "Prospectus Supplement," respectively), each Series of Notes will be issued under and pursuant to the conditions of an indenture (the "Indenture"), by and between a statutory trust (the "Issuer" or the "Trust"), and an indenture trustee (in such capacity, the "Indenture Trustee").

      Pursuant to a trust agreement (the "Trust Agreement"), among the Company, as depositor, an administrator and owner trustee (the "Owner Trustee"), the Issuer will also issue an ownership certificate evidencing the equity interest in the Issuer (the "Ownership Certificate") for each Series of Notes. Each Series of Notes will be secured primarily by fixed and adjustable rate mortgage loans and related notes and mortgages (the "Mortgage Loans"), together with certain other assets (together with the Mortgage Loans, the "Collateral") conveyed to the Issuer and pledged under the related Indenture to secure such Notes on the Closing Date. On each Closing Date, the Company will have conveyed the Collateral to the Issuer pursuant to a sale and servicing agreement (the "Sale and Servicing Agreement"), among the Issuer, the Company, a master servicer (the "Master Servicer"), the Indenture Trustee and a servicer (the "Servicer").

      We have examined a form of the Indenture, the Trust Agreement, the Sale and Servicing Agreement and the Notes, the Base Prospectus, the form of Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant

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to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

      Based upon the foregoing, we are of the opinion that:

            (i) When the conditions precedent provided for in the Indenture relating to the authentication of the Notes of a Series have been complied with and when duly authorized by the Issuer and duly and validly executed and delivered by the Owner Trustee, on behalf of the Issuer, and authenticated by the Indenture Trustee in accordance with the terms of the related Indenture and delivered against payment of the purchase price therefor pursuant to the Underwriting Agreement, such Notes will be entitled to the benefits of such Indenture and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

            (ii) For U.S. federal income tax purposes, the Issuer will not be classified as an association taxable as a corporation, a publicly traded partnership, or taxable mortgage pool ("TMP") within the meaning of
      Section 7701(i)(2) of the Internal Revenue Code of 1986, as amended (the "Code") so long as any Note is outstanding.

            (iii) The statements contained under the captions "Material Federal Income Tax Consequences" in the Base Prospectus and "Federal Income Tax Consequences" in the form of Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein, and we hereby confirm and adopt the opinion set forth under the caption "Material Federal Income Tax Consequences" in the Base Prospectus, subject to the conditions, limitations and qualifications set forth therein.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

      We hereby consent to the filing of this letter and to the references to this firm under the headings "Legal Investment Matters" and "Material Federal Income Tax Consequences" in the Base Prospectus and "Legal Matters" and "Federal Income Tax Consequences" in the applicable Prospectus Supplements, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.

                                Very truly yours,

                                /s/ McKee Nelson LLP

                                McKee Nelson LLP